Exhibit 4.7

                       VIRGINIA FIRST SAVINGS BANK, F.S.B.
                               1992 INCENTIVE PLAN
                          AS AMENDED SEPTEMBER 19, 1995

                                    Article 1

                                   DEFINITIONS

         1.01 Affiliate means any "subsidiary" or "parent corporation" (within the meaning of Section 424 of the Code) of the Company.

         1.02 Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant or an Award issued to such Participant.

         1.03 Award means an award of Common Stock, Restricted Stock and/or Phantom Stock.

         1.04     Board means the Board of Directors of the Company.

         1.05 Change of Control means and shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, who after the effective date of the Plan becomes the beneficial owner of shares of the Company having 20 percent or more of the total number of votes that may be cast for the election of Directors of the Company; or, (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a
"Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

         1.06 Change of Control Date is the date on which an event described in (i) or (ii) of Section 1.05 occurs.

         1.07 Code means the Internal Revenue Code of 1986, and any amendments thereto.

         1.08     Committee means the Executive Compensation Committee of the
Board.

         1.09     Common Stock means the Common Stock of the Company.

         1.10     Company means Virginia First savings Bank, F.S.B.

         1.11 Fair Market Value means, on any given date, the average of the bid and asked prices at closing of a share of Common Stock on the over-the-counter market as reported in the Richmond Times Dispatch on such day or, if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

         1.12     Grant means the grant of an option and/or an SAR.

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         1.13     Incentive Stock Option means an Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code.

         1.14 Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant, as set forth in the Agreement.

         1.15 Non-Qualified Stock Option means an option other than an Incentive Stock Option.

         1.16 Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

         1.17 Option Price means the price per share for Common Stock purchased on the exercise of an option as provided in Article VI.

         1.18 Participant means an employee of the Company or of a Subsidiary, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant or an Award.

         1.19 Phantom Stock means a bookkeeping entry on behalf of a Participant by which his account is credited (but not funded) as though Common Stock had been transferred to such account.

         1.20 Plan means the Virginia First Savings Bank, F.S.B. 1992 Incentive Plan.

         1.21 Restricted Stock means shares of Common Stock awarded to a Participant under Article IX. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risks of forfeiture.

         1.22 Rule 16b-3 means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time.

         1.23 SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the lesser of (a) the excess of the Fair Market Value at the time of exercise over the Initial Value of the SAR or (b) the Initial Value of the SAR.

         1.24     Securities Broker means  the  registered   securities   broker
acceptable to the Company who agrees to effect the cashless exercise of an option pursuant to Section 8.05 hereof.

         1.25 Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations in the chain (other than the last corporation) owns stock possessing at least 50 percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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                                   Article II

                                    PURPOSES

         The Plan is intended to assist the Company in recruiting and retaining key employees with ability and initiative by enabling employees who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Common Stock, Restricted Stock, and Phantom Stock, and the issuance of options qualifying as Incentive Stock Options or Non-Qualified Stock Options as designated by the
Committee at time of grant, and SARs. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.


                                   Article III

                                 ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have authority to issue Grants and Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of such Grants and Awards may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option or SAR and (ii) the transferability or forfeitability of Restricted Stock or Phantom Stock. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan.

         The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.


                                   Article IV

                                   ELIGIBILITY

         4.01 General. Any employee of the Company or of any Subsidiary (including any corporation that becomes a Subsidiary after the adoption of this Plan) who, in the judgment of the Committee, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary may receive one or more Awards or Grants, or any combination or type thereof. Directors of the Company who are employees are eligible to participate in this Plan. A person who is a member of the Committee may not be issued Awards or Grants while he is a member of the Committee.

         4.02 Grants and Awards. The Committee will designate individuals to whom Grants and/or Awards are to be issued and will specify the number of shares of Common Stock subject to each such Grant or Award. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. All Grants or Awards issued under this Plan

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shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may adopt. No Participant may be granted Options that are Incentive Stock Options, or related SARs (under all Incentive Stock Option Plans of the Company and Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000.

         4.03 Reload Options. The Committee shall have the authority to specify at the time of Grant that an optionee shall be granted the right to a further Non-Qualified Stock Option (a "Reload Option") in the event such optionee exercises all or a part of an Option, including a Reload Option (an "Original Option"), by surrendering in accordance with Section 8.02 hereof already owned shares of Common Stock in full or partial payment of the Option Price under such Original Option. Each Reload Option shall be granted on the date of exercise of the Original Option, shall cover a number of shares of Common Stock not exceeding the whole number of shares of Common Stock surrendered in payment of the Option Price under such Original Option, shall have an Option Price equal to the Fair Market Value on the date of Grant of such Reload option, shall expire on the stated expiration date of the Original Option and shall be subject to such other terms and conditions as the Committee may determine.

         4.04 Designation of Option as an Incentive Stock Option or a Non-Qualified Stock Option. The Committee will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such option shall be treated as a Non-Qualified Stock Option.


                                    Article V

                              STOCK SUBJECT TO PLAN

         The maximum number of shares of Common Stock available for Grants and Awards under the Plan shall be 337,500, of which 62,500 shall be available only as Reload Options. Such maximum number of shares of Common Stock is subject to adjustment as provided in Article XI. Shares of Common Stock subject to Grants and Awards under the Plan may be authorized but previously unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. The grant of a Reload Option under the Plan, by restoring an option opportunity on the number of shares of Common Stock surrendered to exercise an Original option, will encourage a Participant to maximize his ownership interest in the Company without reducing the percentage interests of shareholders.

         If any shares of Restricted Stock are forfeited for which the Participant did not receive any benefits of ownership (other than voting rights), or if any option or any SAR terminates without being exercised, or if any SAR is exercised for cash, shares of Common Stock subject to such Grants or Awards shall be available for distribution in connection with Grants or Awards under the Plan.

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                                   Article VI

                                  OPTION PRICE

         The price per share for Common Stock purchased on the exercise of an option shall be fixed by the Committee on the date of grant; provided, however, that in the case of an option that is an Incentive Stock option, the price per share shall not be less than the Fair market Value on such date.


                                   Article VII

                               EXERCISE OF OPTIONS

         7.01 Maximum Option or SAR Period. The period in which an option or SAR may be exercised shall be determined by the Committee on the date of grant; provided, however that an Incentive Stock option or related SAR shall not be exercisable after the expiration of 10 years from the date the Incentive Stock option was granted.

         7.02 Nontransferability. Any Option or SAR granted under this plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any related SAR must be transferred to the same person or persons, trust or estate. During the lifetime of the Participant to whom an Incentive Stock Option or related SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

         7.03 Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.


                                  Article VIII

                               METHOD OF EXERCISE

         8.01 Exercise. Subject to the provisions of Articles VII and XII, an option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a SAR that is related to an option may be exercised only to the extent that the related option is exercisable and when the Fair Market Value exceeds the option Price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. Such partial exercise of an Option or SAR shall not affect the right to exercise the option or SAR from time to time in accordance with this Plan with respect to remaining shares subject to the option or related SAR. The exercise of an Option shall result in the termination of the SAR to the extent of the number of shares with respect to which the Option is exercised.

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         8.02     Payment.  Unless otherwise  provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price may be made by withholding shares of Common Stock upon exercise of an Option or by surrendering already owned shares of Common Stock to the Company, provided the shares withheld or surrendered have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

         8.03 Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR. At the Committee's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional shares shall be delivered upon the exercise of an SAR but a cash payment will be made in lieu thereof.

         8.04 Shareholder Rights. No participant shall have any rights as a shareholder with respect to shares subject to his Option or SAR until the date he exercises such Option or SAR.

         8.05 Cashless Exercise. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a "cashless exercise" of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.


                                   Article IX

                        COMMON STOCK AND RESTRICTED STOCK

         9.01 Award. In accordance with the provisions of Article IV, the Committee will designate employees to whom an award of Common Stock and/or Restricted Stock is to be made and will specify the number of shares of Common Stock covered by such award or awards.

         9.02 Vesting. In the case of Restricted Stock, on the date of the award, the Committee may prescribe that the Participant's rights in the Restricted Stock shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement and/or until certain financial performance objectives are satisfied as determined by the Committee in its sole discretion. Subject to the provisions of Article XII hereof, the Committee may award Common Stock to a Participant which is not forfeitable and is free of any restrictions or transferability.

         9.03 Shareholder Rights. Prior to their forfeiture in accordance with the terms of the Agreement and while the shares are Restricted Stock, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and
(iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock.

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                                    Article X

                                  PHANTOM STOCK

         10.01 Award. Pursuant to this Plan or a separate plan or an agreement establishing additional terms and conditions, the Committee may designate employees to whom awards of Phantom Stock may be made and will specify the number of shares of Common Stock covered by the award.

         10.02 Vesting. The Committee may prescribe such terms and conditions under which a Participant's right to receive payment for Phantom Stock shall become vested.

         10.03 Shareholder Rights. A Participant for whom Phantom Stock has been credited generally shall have none of the rights of a shareholder with respect to such Phantom stock. However, a plan or agreement for the use of Phantom Stock may provide for the crediting of a Participant's Phantom Stock account with cash or stock dividends declared with respect to Common Stock represented by such Phantom Stock.

         10.04 Payment. Payment to a Participant for Phantom Stock credited to his account shall be made in cash, Common Stock or a combination of both unless otherwise provided in any plan or agreement.


                                   Article XI

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         Should the Company effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants and Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to be equitably required, provided that the number of shares subject to any Grant or Award shall always be a whole number. Any determination made under this Article XI by the Committee shall be final and conclusive.

         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations-of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant or Award.


                                   Article XII

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

         No Grant shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable Federal and state laws and regulations (including, without

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limitation,  withholding tax  requirements)  and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Grant is exercised or an Award is issued may bear such legends and statements as the Committee may deem advisable to assure compliance with Federal and state laws and regulations. No Grant shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.


                                  Article XIII

                               GENERAL PROVISIONS

         13.01 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor.

         13.02 Unfunded Plan. The Plan, insofar as it provides for a Grant or an award of Phantom Stock, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by a Grant or an award of Phantom Stock under this Plan.

         13.03 Change of Control. At the discretion of the Committee, a Participant's interest in Restricted Stock or Phantom Stock may be made nonforfeitable and transferable as of a Change of Control Date. The Committee may also provide in an Agreement that a Participant may elect, by written notice to the Company within 60 days after a Change of Control Date, to receive, in exchange for shares that were Restricted Stock or Phantom Stock immediately before the Change of Control Date, a cash payment equal to the Fair Market value of the shares surrendered on the last business day the Common Stock is traded on the NASDAQ Market prior to receipt by the Company of such written notice. Notwithstanding any other provision in this Plan to the contrary, unless the Committee provides otherwise in an Agreement, a Grant may be exercised immediately in full upon a Change of Control.

         13.04 Rules of Construction. Headings are given to the articles and sections of this Plan for ease of reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

         13.05 Amendment. The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares that may be issued pursuant to Options and Common Stock and Restricted Stock awards, (ii) materially increases the benefits to Participants under the Plan, or (iii) materially changes the class of employees eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Grant or Award outstanding at the time such amendment is made, except such an amendment made to cause the Plan to qualify for the Rule 16b-3 exemption. No amendment shall be made if it would disqualify the Plan from the exemption provided by Rule 16b-3. The Committee may amend the terms of any Grant or Award


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theretofore  issued  under  this Plan,  prospectively  or  retrospectively,  and include in such amendment the right of the Committee to pay a Participant cash in lieu of shares of Common Stock upon the termination (by exercise or otherwise) of an Option, but no such amendment shall impair the rights of any Participant without the Participant's consent except such an amendment made to cause the Plan, or Grant or Award, to qualify for the exemption provided by Rule 16b-3.

         13.06 Duration of Plan. No Grant or Award may be issued under this Plan before July 1, 1992, or after June 30, 2001; provided, however, a Grant of a Reload option may be issued after June 30, 2001, upon the exercise of an original Option as provided in Section 4.03 hereof.

         13.07 Shareholder Approval. This Plan has been approved by the Board of Directors of the Company and shall be effective as of July 1, 1992 subject, however, to approval by the shareholders of the Company entitled to vote at the 1992 Annual Meeting of Shareholders.